Exhibit 99.1

News Release
2320 Scientific Park Drive Wilmington, NC 28405

Nasdaq: AAII

Contacts:
Investors:	Media:
William L. Ginna, Jr.	Andrea L. Johnston
EVP & CFO	VP, Corporate Communications
James B. Sloan, Jr.	910-254-7340
SVP, Corporate Finance
910-254-7690

aaiPharma Reports Record Revenues
for First Quarter 2003

First Quarter 2003 Highlights:

•	Revenues increased 40% to $64.0 million, as compared to the prior year period

•	Earnings were $0.25 per diluted share

•	Received FDA approval and commercially launched Azasan™ 75 and 100 mg and Calcitriol vial

•	DSOs were a record low of 40 days

•	Debt reduction of $8.5 million

Wilmington, N.C., April 21, 2003 – aaiPharma Inc. (Nasdaq:AAII), a science-based specialty pharmaceutical company, today reported financial results for the three-month period ended March 31, 2003. Total revenues for the first quarter of 2003 increased 40% to $64.0 million, compared with $45.6 million reported for the first quarter of 2002. For the quarter, the Company reported net income of $7.2 million, or $0.25 per diluted share, as compared to income before extraordinary loss of $2.1 million, or $0.07 per diluted share, in the 2002 first quarter.

Dr. Philip S. Tabbiner, President and Chief Executive Officer, stated, “In addition to aaiPharma’s strong financial performance for the first quarter, the Company achieved several key milestones with the expansion of our sales force to 80 professionals as well as the marketing approval and launch of Azasan™ 75 and 100 mg and our Calcitriol vial. In addition, the Company is on track to launch its first Darvon line extension and file a supplemental new drug application (sNDA) for Brethine® in the second quarter. Azasan™, Calcitriol and our pain management line extensions as well as continued success with our core brands will be drivers of the Company’s organic revenues growth over the next three quarters.”

Financial Results
Product sales revenues of $40.0 million increased 98% during the first quarter of 2003 versus the first quarter of 2002, primarily due to sales of the Darvon®/Darvocet-N® family of products, which the Company acquired in late March of 2002. Gross margins for pharmaceutical products were 75% for the first quarter ended March 31, 2003, reflecting an improvement of approximately 14 percentage points versus the prior year quarter, primarily due to sales mix.

Product development revenues (royalties and fees) for the first quarter of 2003 represented 6% of overall Company revenues, or $3.8 million, as compared to $2.1 million for the first quarter of 2002. Product development revenues remain in line with management’s expectations. Development services revenues for the first quarter of 2003 were $20.2 million, as compared to $23.3 million in the prior year period.

While in absolute terms, selling, general and administrative expenses were higher than the prior year quarter, on a percentage of revenues basis, they represented 28% percent in the quarter, compared to 29% in the prior year quarter.

Income from operations for the first quarter of 2003 increased by $12.1 million, versus the first quarter of 2002, to $17.2 million and was 27% of revenues. Net cash provided by operating activities for the first quarter of 2003 was $15.3 million.

Days’ sales outstanding (DSOs) were a record low of 40 days at March 31, 2003, improving upon the prior record of 44 days established at December 31, 2002.

Since March 31, 2002, the Company has repaid $60.4 million of senior bank debt, including an additional $8.5 million during the first quarter of 2003, providing $34.0 million in borrowing availability as of March 31, 2003. The total leverage ratio, or total debt divided by income from operations plus depreciation and amortization, at quarter-end was 3.4x, compared to 4.2x at March 31, 2002. At March 31, 2003, aaiPharma’s cash position was $10.7 million.

Outlook
aaiPharma also updated its financial guidance for 2003 as follows:

Revenues and Earnings Per	Q2 2003	Full Year 2003
Share (EPS) Guidance	Ranges	Ranges

Product Sales:		(millions)
Pain Management		$65 to $67
Critical Care		$106 to $110
Commercial Manufacturing		$4 to $5
Product Development		$14 to $15
Development Services		$91 to $93
Total Revenues		$280 to $290

Diluted EPS	$0.26 to $0.28	$1.11 to $1.17

aaiPharma management will conduct a conference call to review the financial results for the first quarter of 2003 tomorrow, Tuesday, April 22, 2003 at 8:00 a.m., Eastern Daylight Time. A simultaneous web cast of the call for interested investors and others may be accessed by visiting aaiPharma’s website at www.aaipharma.com. A replay of the web cast will be available on this website a few hours after the call through 5:00 p.m. on May 6, 2003.

For those wishing to access the live web cast, visit aaiPharma’s website at www.aaipharma.com and follow directions to the Investor Relations web page. Presentation slides will accompany the web cast and will also be available for viewing just prior to the web cast.

About aaiPharma
aaiPharma Inc. is a science-based specialty pharmaceutical company with more than 23 years of drug development experience. Focusing on targeted therapeutic areas, the Company markets a growing portfolio of established branded products and applies innovative technologies to increase the commercial potential of these products. At the same time, aaiPharma’s research and development organization is developing an impressive pipeline of products to position the Company for near-term and long-term growth in its targeted therapeutic areas. In addition to developing and marketing its own line of proprietary pharmaceutical products, aaiPharma continues to be a leader in providing contract pharmaceutical development services through its AAI International division. For more information on the Company, please visit us on the web at www.aaipharma.com.

Forward Looking Statements
Information in this press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934, including the statements by Dr. Tabbiner and those pertaining to the Company’s plans and expectations as to earnings and revenues outlooks and commercialization and growth of products in the Company’s pipeline and of its product portfolio. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation, risks and uncertainties pertaining to the Company’s ability to timely and successfully find, acquire, finance, develop, improve, enhance, obtain timely regulatory approval for, maximize the value of, extend product life cycles of, conduct successful research on, renew marketing of, and sell, on a commercially profitable basis, pharmaceutical products without adversely affecting its client relationships or business opportunities and without future litigation or resulting damages or injunctive relief; to obtain, use, enforce, defend and license valid and commercially valuable patents; to obtain and enforce existing and future contracts with major pharmaceutical companies for significant royalties and other consideration; and on the commercial success of the contemplated products. Additional factors that may cause the actual results to differ materially are discussed in aaiPharma’s recent filings with the Securities and Exchange Commission, including, but not limited to, its Annual Report on Form 10-K filed on March 28, 2003, including its Exhibit 99.1 and other exhibits; its Form 8-Ks; and its other periodic filings.

Darvon®, Darvocet-N® and Brethine® are registered trademarks, and Azasan™ is a trademark, of aaiPharma Inc.

aaiPharma Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended
	March 31,

	2003	2002

Product sales	$40,008	$20,177
Product development (royalties & fees)	3,810	2,135
Development services	20,212	23,308

Total revenues	64,030	45,620

Operating costs and expenses:
Direct costs (excluding depreciation):
Product sales	9,951	7,805
Development services	12,004	13,545

Total direct costs	21,955	21,350
Selling expenses	7,734	4,274
General and administrative expenses	10,029	8,758
Depreciation and amortization	2,651	1,801
Research and development	4,486	4,378

	46,855	40,561

Income from operations	17,175	5,059

Other income (expense):
Interest, net	(5,550)	(1,823)
Other, net	(83)	134

	(5,633)	(1,689)

Income before income taxes and extraordinary loss	11,542	3,370
Provision for income taxes	4,386	1,281

Income before extraordinary loss	7,156	2,089
Extraordinary loss, net of a tax benefit of $2,714	—	(5,339)

Net income (loss)	$7,156	$(3,250)

Basic earnings (loss) per share:
Income before extraordinary loss	$0.26	$0.08
Extraordinary loss	—	(0.20)

Net income (loss)	$0.26	$(0.12)

Weighted average shares outstanding	27,558	27,107

Diluted earnings (loss) per share:
Income before extraordinary loss	$0.25	$0.07
Extraordinary loss	—	(0.19)

Net income (loss)	$0.25	$(0.11)

Weighted average shares outstanding	28,435	28,589

aaiPharma Inc.
Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2003	2002

ASSETS
Current assets:
Cash and cash equivalents	$10,705	$6,532
Accounts receivable, net	28,663	29,467
Work-in-progress	12,292	10,515
Inventories	19,476	17,004
Prepaid and other current assets	7,312	7,633

Total current assets	78,448	71,151
Property and equipment, net	54,604	53,125
Goodwill, net	211,178	210,792
Intangibles, net	88,855	89,078
Other assets	13,782	16,179

Total assets	$446,867	$440,325

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt and short-term debt	$5,921	$5,921
Accounts payable	17,929	17,671
Customer advances	14,287	15,051
Accrued wages and benefits	7,941	6,718
Interest payable	9,940	5,232
Other accrued liabilities	3,284	5,201

Total current liabilities	59,302	55,794
Long-term debt, less current portion	266,487	277,899
Other liabilities	13,313	7,182

Stockholders’ equity:
Common stock	28	27
Paid-in capital	79,476	79,049
Retained earnings	27,748	20,592
Accumulated other comprehensive income (loss)	513	(218)

Total stockholders’ equity	107,765	99,450

Total liabilities and stockholders’ equity	$446,867	$440,325

aaiPharma Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Three Months Ended
	March 31,

	2003	2002

Cash flows from operating activities:
Income before extraordinary loss	$7,156	$2,089
Adjustments to reconcile income before extraordinary loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,651	1,801
Other	52	78
Changes in operating assets and liabilities:
Trade and other receivables	882	(3,951)
Work-in-progress	(1,640)	(2,850)
Inventories	(2,451)	1,082
Prepaid and other assets	856	(14,118)
Accounts payable	204	(1,991)
Customer advances	(843)	(222)
Interest payable	4,708	(175)
Accrued wages and benefits and other accrued liabilities	3,752	(1,348)

Net cash provided by (used in) operating activities	15,327	(19,605)

Cash flows from investing activities:
Purchases of property and equipment	(3,212)	(1,549)
Purchase of property and equipment previously leased	—	(14,145)
Acquisitions	(500)	(211,772)
Other	(232)	2

Net cash used in investing activities	(3,944)	(227,464)

Cash flows from financing activities:
Net proceeds from short-term borrowings	—	5,000
Proceeds from long-term borrowings	—	240,274
Payments on long-term borrowings	(8,500)	—
Proceeds from interest rate swap, net	435	—
Issuance of common stock	428	1,980
Other	409	10

Net cash (used in) provided by financing activities	(7,228)	247,264

Net increase in cash and cash equivalents	4,155	195
Effect of exchange rate changes on cash	18	(15)
Cash and cash equivalents, beginning of period	6,532	6,371

Cash and cash equivalents, end of period	$10,705	$6,551